Exhibit 5.1
LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K Street, N.W., Suite 100
WASHINGTON, D.C. 20007	WRITER’S DIRECT DIAL NUMBER
PHONE: (202) 295-4500	(202) 295-4527
FAX:   (202) 337-5502
WWW.SFTLAW.COM

September 28, 2011

Board of Directors
First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, California  91910

Re: First PacTrust Bancorp, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to First PacTrust Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the resale from time to time by selling securityholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of 32,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”).  The shares of Series A Preferred Stock were issued by the Company to the United States Department of the Treasury (the “Treasury”) on August 30, 2011 pursuant to that Small Business Lending Fund-Securities Purchase Agreement, dated as of August 30, 2011, between the Company and the Secretary of the Treasury (the “Purchase Agreement”), in connection with the Treasury’s Small Business Lending Fund program.  The securities covered by the Registration Statement also include depositary shares (the “Depositary Shares”) representing fractional interests in the Series A Preferred Stock, which may be resold in lieu of whole shares of Series A Preferred Stock in the event the Treasury requests that the Company deposit the Series A Preferred Stock held by the Treasury with a depositary under a depositary arrangement entered into in accordance with the terms of the Purchase Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the charter of the Company as currently in effect, including the articles supplementary setting forth the terms of the Series A Preferred Stock; (iii) the bylaws of the Company as currently in effect; (iv) certain resolutions of the Board of Directors of the Company relating to the Purchase Agreement and the issuance of the securities covered by the Registration Statement; and (v) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with

First PacTrust Bancorp, Inc.
September 28, 2011

providing this opinion letter.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Our opinions set forth below are limited to the matters expressly set forth in this opinion letter.  No opinion is to be implied or may be inferred beyond the matters expressly so stated.  The opinions expressed herein are limited solely to matters involving the application of the General Corporation Law of the State of Maryland, and we express no opinion with respect to the laws of any other jurisdiction.  The opinions expressed herein concern only the effect of laws as now in effect and are rendered as of the date hereof.  We undertake no, and hereby disclaim any, obligation to revise or supplement this opinion letter should such laws be changed by legislative action, judicial decision, or otherwise after the date of this opinion letter, or if we become aware of any facts that might change the opinions expressed herein after the date of this opinion letter.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.           The shares of Series A Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

2.           With respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed as depositary (the “Depositary”) by the Company deemed acceptable to the Treasury in accordance with the Purchase Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as to not violate any applicable law or the Company’s charter or bylaws, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the related shares of Series A Preferred Stock have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, upon payment of the consideration therefor provided for therein, the Depositary Shares will be validly issued, fully paid and nonassessable.

First PacTrust Bancorp, Inc.
September 28, 2011

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein.  In giving such consent, we do not admit that we come within thecategory of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.